EXHIBIT 23.4

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Powerwave Technologies, Inc. for the registration of 17,700,000 shares of its common stock to be filed on or about October 17, 2006 and to the incorporation by reference therein of our report dated March 19, 2004, with respect to the combined financial statements of REMEC Wireless Systems (a reportable segment of REMEC, Inc.) as of January 31, 2004 and for the years ended January 31, 2004 and 2003 included in Powerwave Technologies, Inc.’s Current Report on Form 8-K/A filed on November 21, 2005 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

October 13, 2006